Exhibit 99.1

December 3, 2012

Dear Fellow Stockholder:

Since our last correspondence, we took additional steps toward our goal of investing the balance of the capital raised during the offering period by the end of 2012.  In keeping with our acquisition philosophy, the properties we purchased include retail tenants that provide goods and services needed by consumers on a daily basis.  Further, a few of the tenants are known in the industry as “value oriented” retailers. These tenants sell higher quality merchandise at discounted prices and have performed very well over the past few years.  Our company’s newest assets are highlighted below:

•                  The Corner, an 80,155 square-foot retail shopping center located in Tucson, Arizona, was purchased for approximately $25.5 million.  The property has an economic occupancy of 100% with 7 tenants including Nordstrom Rack, Five Guys Burgers, Sprint and Select Comfort.

•                  Landings at Ocean Isle Beach, a 53,220 square-foot retail shopping center located in Ocean Isle Beach, North Carolina, was purchased for approximately $10.2 million.  The property has an economic occupancy of 95% with 6 tenants, including Lowe’s Foods, Domino’s Pizza and East Carolina Bank.

•                  University Town Center — Phase II, a 194,917 square-foot retail shopping center located in Norman, Oklahoma, was purchased for approximately $22.3 million.  The property has an economic occupancy of 100% with 14 tenants, including Kohl’s, HomeGoods, Michaels, Shoe Carnival, Rue 21 and Dots.

As of November 27, 2012, Inland Diversified owned and operated 134 properties with a combined purchase price of approximately $1.9 billion, containing 10.5 million square feet of retail, industrial and office properties, and 444 multi-family units.

Enclosed DRP Prospectus

Enclosed with this letter please find a copy of the current prospectus for the issuance of common stock under our distribution reinvestment plan, or “DRP.”  The enclosed prospectus summarizes the terms of the DRP, and explains how you can enroll in the DRP, if you have not already done so, or make changes to your enrollment.  If you do not wish to make any changes regarding your participation (or non-participation) in the DRP, you do not need to take any further action.  Please contact Investor Services if you have any questions about the DRP or the enclosed prospectus.

2012 Third Quarter Earnings Webcast

The Inland Diversified executive management team will be discussing our third quarter operating results during a webcast on Thursday, December 13, 2012 at 2:00 p.m. Central Standard Time.  You may register for the webcast at www.inlanddiversified.com, under the “Investor Relations — News/Presentations” section.  We hope you can join us.

We are pleased to enclose your check or account statement which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders for record dates in November 2012.  We are proud of our sponsor’s 40+ years of integrity, and Inland Diversified’s ongoing commitment not to pay any portion of your distribution out of offering proceeds.

We appreciate and thank you for your investment in Inland Diversified.

Sincerely,

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks	Barry L. Lazarus
Chairman of the Board	President and Chief Operating Officer

Enclosure

cc: Trustee, Broker Dealer, Financial Advisor